SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: December 20, 2006

AVATECH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

10715 Red Run Boulevard, Suite 101, Owings Mills, Maryland 21117

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (410) 581-8080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events

On December 20, 2006, Avatech Solutions, Inc. (the “Company”) and its subsidiary, Avatech Solutions Subsidiary, Inc. (collectively with the Company, the “Borrowers”) received a commitment letter from Mercantile Bank & Trust (the “Lender”) agreeing to renew and amend the Borrowers’ $5 million revolving line of credit with the Lender until December 31, 2008, subject to annual review and reaffirmation. The current credit facility is evidenced by a Revolving Loan Promissory Note and a Loan and Security Agreement, both dated January 27, 2006, that were included as Exhibits 10.50 and 10.51, respectively, to the Company’s Registration Statement on Form S-1 that was filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2006, and amended pursuant to that certain Modification Agreement dated May 30, 2006 that was included as Exhibit 10.57 to the Company’s Registration Statement on Form S-1 that was filed with the SEC on June 8, 2006.

The renewed credit facility will allow for borrowings up to $5 million, limited to 80% of the Company’s aggregate outstanding eligible accounts, and will be secured by a first lien on all of the assets of the Borrowers. The renewed facility will carry substantially the same terms as the current facility, except it will no longer require (i) the limited personal guaranty of W. James Hindman, the Company’s current Board Chairman, or (ii) a $500,000 minimum average net borrowing availability. Borrowings under the renewed facility will bear interest at rates ranging from the Prime Rate to the Prime Rate plus 2.0%, depending on the amount of stockholders’ equity, tangible net worth, and the ratio of liabilities to stockholders’ equity discussed in the commitment letter that is attached hereto as Exhibit 99.1. The renewal terms will be evidenced by definitive documentation to be prepared by the Lender’s counsel.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 99.1	Commitment Letter from Mercantile Bank & Trust dated December 20, 2006 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVATECH SOLUTIONS, INC.

Date: December 27, 2006	By:	/s/ Lawrence Rychlak
Lawrence Rychlak Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Commitment Letter from Mercantile Bank & Trust dated December 20, 2006 (filed herewith).